Exhibit 99.1

PRESS RELEASE
Contact Information:
David R. O’Reilly
Chief Financial Officer
(214) 741-7744
David.OReilly@howardhughes.com

The Howard Hughes Corporation® Reports Third Quarter 2018 Results
Strong Performance Led by Record Master Planned Communities Residential Revenues

Dallas, TX, November 5, 2018 – The Howard Hughes Corporation ® (NYSE: HHC) (the “Company”) announced today operating results for the third quarter ended September 30, 2018. The financial statements, exhibits and reconciliations of non-GAAP measures in the attached Appendix and the Supplemental Information at Exhibit 99.2 provide further details of these results.

Third Quarter 2018 Highlights

•
Net income attributable to common stockholders increased to $23.4 million, or $0.54 per diluted share, for the three months ended September 30, 2018, as compared to $10.5 million, or $0.24 per diluted share, for the three months ended September 30, 2017. This increase was primarily driven by increased land sales in our Master Planned Communities ("MPC") segment, as further discussed below. This increase was partially offset by the required adoption of new revenue recognition guidance on January 1, 2018, which mandated a change in revenue recognition for our condominiums as further discussed in the Financial Results section below.

•
MPC segment earnings before tax ("EBT") was $88.9 million for the three months ended September 30, 2018, an increase of $48.5 million, or 119.7%, compared to the three months ended September 30, 2017. The increase was mainly a result of superpad sales at Summerlin and increased lot sales at Bridgeland. Lots sold at Summerlin and Bridgeland during the quarter achieved an average price per acre of $572,000 and $378,000, respectively, increases of $26,000 and $9,000, respectively, over the prior year period. MPC residential land sales during the quarter were the highest in the Company's history.

•
Total net operating income ("NOI") from operating assets, including our share of NOI from equity investments, was $38.7 million for the three months ended September 30, 2018, an increase of $1.3 million, or 3.6%, compared to $37.3 million for the three months ended September 30, 2017. As discussed further in the Operating Assets section, NOI growth for the three months ended September 30, 2018 compared to the same period in 2017 would have been $4.6 million, or approximately 12.4%, when excluding the Seaport District.

•
Estimated stabilized NOI increased by $9.0 million to $317.6 million as of the third quarter of 2018 (which excludes the redevelopment of the Seaport District) due to the addition of two floors at 110 North Wacker and the Lakefront North acquisition discussed below.

•
Contracted to sell 220 condominiums at Ward Village in the third quarter of 2018, including 216 at ‘A‘ali‘i, our newest building that began public sales in January 2018. ‘A‘ali‘i, which broke ground on October 15, 2018, was 75.1% presold as of September 30, 2018. Including ‘A‘ali‘i, 1,905 homes, or 89.4% of the residences available for sale at our five residential buildings that are either delivered or under construction, were closed or under contract as of September 30, 2018.

•	Celebrated the openings of 10 Corso Como, SJP by Sarah Jessica Parker, Roberto Cavalli, Cynthia Rowley, By Chloe, Cobble & Co. and Big Gay Ice Cream in the Seaport District.

•	Signed an agreement with Nike to lease approximately 23,000 square feet of office space at Pier 17.

•	Sold out 18 of 23 concerts held at The Rooftop at Pier 17 and hosted approximately 2,100 diners during the Seaport Food Lab summer pop-up series.

•
Closed on a secured, non-recourse corporate credit facility with loan proceeds of up to $700.0 million, comprised of a $615.0 million term loan and an $85.0 million revolver. The loans under the facility bear interest at one-month LIBOR plus 1.65% and mature September 18, 2023. Concurrent with the funding of the term loan on September 21, 2018, the Company entered into a swap agreement to fix 100.0% of the outstanding principal of the term loan to a total rate equal to 4.61%.

•
Acquired Lakefront North, two vacant, Class-A office buildings immediately adjacent to our Hughes Landing development in The Woodlands. We purchased the four- and six-story buildings, totaling 257,025 rentable square feet, as well as 12.9 acres of land for $53.0 million. We purchased these buildings below replacement cost, and the acquisition strengthens our control over the supply of office space and undeveloped land in The Woodlands.

•
Broke ground on Two Lakes Edge, an eight-story 386-unit, multi-family property with retail and a restaurant on the ground level. This is our second multi-family residential development in Hughes Landing. On October 11, 2018, we closed on a $74.0 million construction loan for the project, bearing interest at one-month LIBOR plus 2.15% with an initial maturity date of October 11, 2022 and a one-year extension option.

"Our third quarter results illustrate the strong fundamentals of our business across our core markets and three key segments. Highlighted by the sale of two superpads in our Summerlin MPC with combined revenue of $91.1 million, our MPC results were particularly noteworthy for the quarter. The strong land sales were accompanied by continued NOI growth in our office and multi-family properties as more of our operating assets continue to stabilize" said David R. Weinreb, Chief Executive Officer. "In Honolulu, the extraordinary pace of sales in Ward Village continued in the third quarter, where we pre-sold an additional 220 homes that bring ‘A‘ali‘i, on which we recently began construction, to 75.1% pre-sold as of September 30, 2018. Finally, on the heels of successful openings for key fashion tenants in the Historic District, such as 10 Corso Como and SJP by Sarah Jessica Parker, we are pleased to announce that Nike has leased approximately 23,000 square feet at Pier 17. Our vision for the Seaport District continues to come alive as it transforms into one of New York City’s newest and most vibrant fashion and entertainment destinations."

Financial Results

Our total revenues were $257.2 million and $599.8 million for the three and nine months ended September 30, 2018, decreases of $1.6 million and $199.3 million, respectively, compared to the same periods in 2017, primarily due to a required change in accounting method as to how we recognize revenue on our condominium projects in our Strategic Developments segment. We adopted the new revenue recognition standard on January 1, 2018, as mandated by the Financial Accounting Standards Board for all public companies. The adoption mandated a change in revenue recognition for our condominium sales from percentage of completion to recognizing revenue and cost of sales for condominiums only after construction is complete and sales to buyers have closed. This change relates only to the timing of revenue recognition and will more closely match the actual cash flows from the sale of units. As a result of this accounting change, condominium revenue will be recognized later than it previously had been and will be lumpier, as revenue will only be recognized as unit sales close. The substantial majority of our closings have occurred at the time of building completion as a result of presales and units sold while construction is underway. See the Strategic Developments section below for additional information regarding the strong condominium sales this quarter. The reduction in revenue from this accounting change was partially offset by higher MPC revenues in the quarter, mainly as a result of superpad sales at Summerlin and increased lot sales at Bridgeland and The Woodlands Hills. These two factors had similar impacts on our FFO, Core FFO and Adjusted FFO ("AFFO") discussed below.

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share amounts)	2018	2017	2018	2017
Net income attributable to common stockholders	$23,365	$10,504	$19,751	$19,283
Basic income per share	$0.54	$0.25	$0.46	$0.47
Diluted income per share	$0.54	$0.24	$0.46	$0.45

Funds from operations ("FFO")	$53,913	$45,304	$105,758	$92,245
FFO per weighted average diluted share	$1.24	$1.05	$2.44	$2.14

Core FFO	$72,525	$60,129	$151,068	$218,581
Core FFO per weighted average diluted share	$1.67	$1.39	$3.49	$5.07

AFFO	$70,762	$55,850	$138,690	$206,398
AFFO per weighted average diluted share	$1.63	$1.29	$3.20	$4.79

FFO for the three months ended September 30, 2018 increased $8.6 million, or $0.19 per diluted share, compared to the same period in 2017. The increase was primarily due to higher land sales in the MPC segment, partially offset by decreased revenues recognized in condominium sales, as discussed above. FFO for the nine months ended September 30, 2018 increased $13.5 million, or $0.3 per diluted share, compared to the same period in 2017. In addition to the factors impacting the three month period, the increase for the nine months ended September 30, 2018 was also attributable to the absence of the 2017 loss on both the redemption of senior notes due in 2021 and warrant liability and a decrease in the provision for income taxes provided by the Tax Cuts and Jobs Act of 2017, offset by the $32.2 million gain in 2017 on the sale of 36 acres of undeveloped land at The Elk Grove Collection.

Core FFO for the three and nine months ended September 30, 2018 increased $12.4 million and decreased $67.5 million, or $0.28 and $1.58 per diluted share, respectively, compared to the same periods in 2017. The increase for the three months ended September 30, 2018 is primarily attributable to the factors discussed in the FFO section above. The decrease for the nine months ended September 30, 2018 is also impacted by the 2017 losses on redemption of senior notes due in 2021 and warrant liability, both of which are added to FFO in the calculation of Core FFO. AFFO, our Core FFO adjusted to exclude recurring capital improvements and leasing commissions, increased $14.9 million and decreased $67.7 million, or $0.34 and $1.59 per diluted share, for the three and nine months ended September 30, 2018 compared to the same periods in 2017 primarily due to the items mentioned in the FFO and Core FFO discussions above. Please reference FFO, Core FFO and AFFO as defined and reconciled to the closest GAAP measure in the Appendix to this release and the reasons why we believe these non-GAAP measures are meaningful to investors and a better indication of our overall performance.

Business Segment Operating Results

Master Planned Communities

Our MPC revenues fluctuate each quarter given the nature of development and sale of land in these large scale, long-term communities. As a result of this fluctuation, we believe full year results are a better measurement of performance than quarterly results.

During the three and nine months ended September 30, 2018, our MPC segment earnings before tax were $88.9 million and $172.3 million compared to $40.5 million and $137.7 million during the same periods of 2017, increases of 119.7% and 25.1%, respectively. The primary drivers of these changes are discussed below.

For the three months ended September 30, 2018, the increase was driven by the timing of land sales in Summerlin and Bridgeland. At Summerlin, superpad sales totaled 160 acres, as compared to sales of 57 acres in the prior year period, and we achieved a residential price per acre of $572,000, an increase of $26,000 per acre over the prior year. There were 210 single-family lot sales at Bridgeland, which is 130 more lots sold compared to the same period last year. In Bridgeland, we achieved a residential price per acre of $378,000 during the quarter, an increase of $9,000 per acre over the prior year. Also contributing to the increase was a commercial land sale in The Woodlands for $1.4 million and 29 single-family lot sales in The Woodlands Hills with no comparable sales in the prior period. The Woodlands achieved a residential price per acre of $542,000, a decrease of $133,000 per acre from the prior year due to the mix of lots sold. The Woodlands achieved a commercial price per acre of $851,000, and The Woodlands Hills achieved a residential price per acre of $301,000, each without comparable prior year data.

The increase in EBT for the nine months ended September 30, 2018 was primarily attributable to superpad sales at Summerlin and increased single-family lot sales at Bridgeland and The Woodlands Hills. Summerlin sold superpad sites totaling 241 acres in 2018, compared to sales of 144 acres in the same period last year. We achieved a residential price per acre of $589,000 in 2018, which is consistent with the prior year. In addition, there were 380 single-family lot sales in Bridgeland compared to 299 single-family lot sales in the same period last year, and we achieved a price per acre of $382,000, consistent with the prior year. There were 115 single-family lot sales in The Woodlands Hills compared to none in the same period last year, and we achieved a price per acre of $273,000. These increases were offset in part by two commercial sales and an easement sale in the prior period with no comparable sales in the current period at The Woodlands and Bridgeland, respectively.

Operating Assets

In our Operating Assets segment, we increased NOI, including our share of NOI from equity investees and excluding properties sold or in redevelopment, by $1.3 million and $11.7 million, or 3.6% and 9.7%, to $38.7 million and $132.4 million in the three and nine months ended September 30, 2018, respectively, compared to the same periods of 2017. For the three months ended September 30, 2018, the increase is primarily driven by NOI increases of $2.5 million and $0.8 million in NOI at our office and multi-family properties, respectively, primarily as a result of continued stabilization and increased occupancy at several of our office and multi-family assets. This increase was partially offset by a decrease of $1.0 million in NOI at our retail properties, driven primarily by NOI loss of $3.3 million at our Seaport District properties. NOI at the Seaport District was negatively impacted by costs associated with opening new businesses such as our concert series, summer activations and restaurants. This loss is consistent with our expectations and included in our development budget for the project. Excluding the Seaport District, NOI for the three months ended September 30, 2018 would have increased $4.6 million, or approximately 12.4%, over the prior year period. The increase in NOI for the nine months ended September 30, 2018 is primarily driven by increases of $3.6 million, $3.5 million and $3.7 million in NOI at our retail, office and multi-family properties, respectively, all mainly as a result of continued stabilization at several of these assets. These increases were compounded by a $4.7 million increase in Hospitality NOI, mainly as a result of increased hotel room rates and conference and food and beverage revenue.

In the Seaport District, we celebrated the openings of several new businesses, including 10 Corso Como on September 7th in conjunction with New York Fashion Week. The store is the only U.S. location for the iconic Milan-based fashion destination. We also celebrated the opening of SJP by Sarah Jessica Parker's first standalone shoe store on September 13th. Finally, we signed an agreement with Nike to lease approximately 23,000 square feet of office space at Pier 17.

Strategic Developments

In our Strategic Developments segment, we experienced another strong quarter, including robust sales of condominium units at Ward Village. Our newest tower to launch sales, ‘A‘ali‘i, was approximately 75.1% presold as of September 30, 2018 and 77.1% presold as of October 31, 2018. ‘A‘ali‘i launched public sales in January 2018 and demonstrates the continued strong demand for condominiums at Ward Village. We celebrated the groundbreaking of this new tower on October 15, 2018.

We also increased our estimated stabilized NOI by $9.0 million to $317.6 million as of the third quarter of 2018, excluding the redevelopment of the Seaport District. Of this increase, $2.5 million is attributable to two floors added to our 110 North Wacker development, which were incorporated into our plans as a result of strong leasing demand. An additional $6.5 million in estimated stabilized NOI is attributable to the acquisition of the Lakefront North property in the Operating Assets segment.

Despite strong sales activity, segment EBT decreased $34.4 million and $128.1 million for the three and nine months ended September 30, 2018, respectively, compared to the same periods in prior year. A change in accounting methods discussed previously contributed to the decreases and makes the periods not comparable. A $13.4 million charge for future window repairs at our Waiea condominium tower also contributed to the decrease in EBT for the nine months ended September 30, 2018. This charge represents the Company's estimate of total costs to complete the repairs. While we expect to recover these costs in future periods, we will not recognize any recovery until the amount can be estimated and is considered probable for financial reporting purposes.

Due to the change in accounting methods for revenue recognition of condominium sales previously discussed, for the current quarter, we reported revenues of $8.0 million from condominium rights and unit sales only for homes that actually closed escrow at the two delivered buildings (Waiea and Anaha) in Ward Village. Had we continued to account for them under the previous guidance, we would have reported condominium rights and unit sales of $51.8 million. For the comparable period in 2017, we reported revenue on a percentage of completion basis at Ward Village of $113.9 million. Due to the change in accounting methods, the two quarters are not comparable. From inception through October 31, 2018 we have closed on the sales of a total of 479 units to residents.

Balance Sheet Third Quarter Activity and Subsequent Events

On September 25, 2018, the Company and its joint venture partners closed on an amendment to the 110 North Wacker construction loan. The amendment increased the maximum borrowing capacity from $494.5 million to $512.6 million, modified the lenders and commitments included in the loan syndication and increased the Company's guarantee to approximately $92.3 million. The loan was modified as a result of the additional floors incorporated in the development plan, as previously discussed.

On September 11, 2018, the Company closed on an $89.8 million construction loan for 6100 Merriweather and an $85.7 million construction loan for Columbia Multi-family. Each loan bears interest at one-month LIBOR plus 2.75%, has an initial maturity date of September 11, 2022, has two, one-year extension options and is cross-collateralized.

On September 18, 2018, the Company closed on a $700.0 million loan for the Corporate Credit Facility, of which $615.0 million is a term loan and $85.0 million is a revolver. The loans under the facility bear interest at one-month LIBOR plus 1.65% and mature September 18, 2023. The Company has a one-time right to request an increase of $50.0 million in the aggregate amount of the revolver loan commitment. The net term loan proceeds were used to repay approximately $608.7 million of existing debt, and the revolver remains undrawn. Concurrent with the funding of the term loan on September 21, 2018, the Company entered into a swap agreement to fix 100.0% of the outstanding principal of the term loan to a total rate equal to 4.61%.

On July 27, 2018, the Company closed on a $34.2 million construction loan for Bridgeland Apartments, bearing interest at one-month LIBOR plus 2.25% with an initial maturity date of July 27, 2022 and a one-year extension option.

On July 20, 2018, the Company closed on a $51.2 million construction note for Summerlin Ballpark, bearing interest at 4.92% per annum and maturing on December 15, 2039. The note is secured by the ballpark and by the proceeds of the Naming Rights and Marketing agreement between the Company and the Las Vegas Convention and Visitors Authority, which provides an annual payment of $4.0 million to the Company in each of the next 20 years.

As of September 30, 2018, our total consolidated debt equaled approximately 44.7% of our total assets and our leverage ratio (debt to enterprise value, as defined in the Supplemental Information) was 39.5%. We believe our low leverage, with a focus on project-specific financing, reduces our exposure to potential downturns and provides us with the ability to evaluate new opportunities. As of September 30, 2018, we had $454.1 million of cash and cash equivalents.

About The Howard Hughes Corporation®

The Howard Hughes Corporation owns, manages and develops commercial, residential and mixed-use real estate throughout the U.S. Our properties include master planned communities, operating properties, development opportunities and other unique assets spanning 14 states from New York to Hawai‘i. The Howard Hughes Corporation is traded on the New York Stock Exchange under HHC with major offices in New York, Columbia, MD, Dallas, Houston, Las Vegas and Honolulu. For additional information about HHC, visit www.howardhughes.com or find us on Facebook, Twitter, Instagram, and LinkedIn.

Safe Harbor Statement

We may make forward-looking statements in this press release and in other reports and presentations that we file or furnish with the Securities and Exchange Commission. In addition, our management may make forward-looking statements orally to analysts, investors, creditors, the media and others. Forward-looking statements include:

•	budgeted costs, future lot sales and estimates of NOI and EBT;

•	capital required for our operations and development opportunities for the properties in our Operating Assets and Strategic Developments segments;

•	expected commencement and completion for property developments and timing of sales or rentals of certain properties;

•	expected performance of our MPC segment and other current income producing properties;

•	transactions related to our non-core assets;

•	the performance and our operational success at our Seaport District;

•	forecasts of our future economic performance; and

•	future liquidity, finance opportunities, development opportunities, development spending and management plans.

These statements involve known and unknown risks, uncertainties and other factors that may have a material impact on any future results, performance and achievements expressed or implied by such forward-looking statements. These risk factors are described in our Annual Report on Form 10-K, which has been filed with the Securities and Exchange Commission on February 26, 2018. Any factor could, by itself, or together with one or more other factors, adversely affect our business, results of operations or financial condition. There may be other factors currently unknown to us that we have not described in our Annual Report that could cause results to differ from our expectations. These forward-looking statements present our estimates and assumptions as of the date of this press release. Except as may be required by law, we undertake no obligation to modify or revise any forward-looking statements to reflect events or circumstances occurring after the date of this release.

Our Financial Presentation

As discussed throughout this release, we use certain non-GAAP performance measures, in addition to the required GAAP presentations, as we believe these measures improve the understanding of our operational results and make comparisons of operating results among peer companies more meaningful. Management continually evaluates the usefulness, relevance, limitations and calculation of the Company’s reported non-GAAP performance measures to determine how best to provide relevant information to the public, and thus such reported measures could change. The non-GAAP financial measures used throughout this release are Net operating income, Funds from operations, Core funds from operations, and Adjusted funds from operations. We provide a more detailed discussion about these non-GAAP measures in our reconciliation of non-GAAP measures provided in this earnings release.

THE HOWARD HUGHES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share amounts)	2018	2017	2018	2017
Revenues:
Condominium rights and unit sales	$8,045	$113,852	$39,767	$342,208
Master Planned Communities land sales	127,730	54,906	226,727	177,531
Minimum rents	53,244	44,654	153,156	136,053
Tenant recoveries	12,806	11,586	37,808	34,627
Hospitality revenues	19,108	17,776	64,738	57,190
Builder price participation	8,685	5,472	19,394	14,613
Other land revenues	7,145	4,561	15,988	19,606
Other rental and property revenues	20,397	5,929	42,266	17,309
Total revenues	257,160	258,736	599,844	799,137

Expenses:
Condominium rights and unit cost of sales	6,168	86,531	41,713	253,209
Master Planned Communities cost of sales	57,183	29,043	109,609	88,288
Master Planned Communities operations	13,044	8,180	33,956	24,881
Other property operating costs	42,942	21,354	91,847	60,153
Rental property real estate taxes	8,519	7,678	24,148	21,765
Rental property maintenance costs	4,456	3,380	11,604	10,016
Hospitality operating costs	14,723	13,525	45,707	41,534
Provision for doubtful accounts	2,282	448	4,417	1,728
Demolition costs	2,835	175	16,166	303
Development-related marketing costs	7,218	5,866	20,484	14,787
General and administrative	20,645	22,362	71,795	63,423
Depreciation and amortization	31,123	35,899	88,398	96,193
Total expenses	211,138	234,441	559,844	676,280

Operating income before other items	46,022	24,295	40,000	122,857

Other:
Gains on sales of properties	—	237	—	32,452
Other (loss) income, net	(3,710)	(160)	(3,444)	750
Total other	(3,710)	77	(3,444)	33,202

Operating income	42,312	24,372	36,556	156,059

Interest income	2,080	1,764	6,759	3,171
Interest expense	(21,670)	(17,241)	(57,182)	(49,547)
Loss on redemption of senior notes due 2021	—	—	—	(46,410)
Warrant liability loss	—	—	—	(43,443)
Gain on acquisition of joint venture partner's interest	—	—	—	5,490
Equity in earnings from real estate and other affiliates	8,612	7,467	39,297	25,821
Income before taxes	31,334	16,362	25,430	51,141
Provision for income taxes	7,487	5,846	5,628	31,846
Net income	23,847	10,516	19,802	19,295
Net income attributable to noncontrolling interests	(482)	(12)	(51)	(12)
Net income attributable to common stockholders	$23,365	$10,504	$19,751	$19,283

Basic income per share:	$0.54	$0.25	$0.46	$0.47

Diluted income per share:	$0.54	$0.24	$0.46	$0.45

THE HOWARD HUGHES CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

	September 30,	December 31,
(In thousands, except shares and par value amounts)	2018	2017
Assets:
Investment in real estate:
Master Planned Communities assets	$1,621,168	$1,642,278
Buildings and equipment	2,510,945	2,238,617
Less: accumulated depreciation	(359,445)	(321,882)
Land	302,858	277,932
Developments	1,825,847	1,196,582
Net property and equipment	5,901,373	5,033,527
Investment in real estate and other affiliates	107,720	76,593
Net investment in real estate	6,009,093	5,110,120
Cash and cash equivalents	454,080	861,059
Restricted cash	158,468	103,241
Accounts receivable, net	15,437	13,041
Municipal Utility District receivables, net	237,567	184,811
Notes receivable, net	40,220	5,864
Deferred expenses, net	95,811	80,901
Prepaid expenses and other assets, net	286,194	370,027
Total assets	$7,296,870	$6,729,064

Liabilities:
Mortgages, notes and loans payable, net	$3,261,210	$2,857,945
Deferred tax liabilities	148,770	160,850
Accounts payable and accrued expenses	705,864	521,718
Total liabilities	4,115,844	3,540,513

Equity:
Preferred stock: $.01 par value; 50,000,000 shares authorized, none issued	—	—
Common stock: $.01 par value; 150,000,000 shares authorized, 43,538,420 shares issued and 43,033,127 outstanding as of September 30, 2018 and 43,300,253 shares issued and 43,270,880 outstanding as of December 31, 2017	436	433
Additional paid-in capital	3,318,747	3,302,502
Accumulated deficit	(157,602)	(109,508)
Accumulated other comprehensive income (loss)	4,450	(6,965)
Treasury stock, at cost, 505,293 and 29,373 shares as of September 30, 2018 and December 31, 2017, respectively	(60,743)	(3,476)
Total Stockholders' equity	3,105,288	3,182,986
Noncontrolling interests	75,738	5,565
Total equity	3,181,026	3,188,551
Total liabilities and equity	$7,296,870	$6,729,064

Appendix – Reconciliations of Non-GAAP Measures

As of and for the Three and Nine Months Ended September 30, 2018

We use certain non-GAAP performance measures, in addition to the required GAAP presentations, as we believe these measures improve the understanding of our operational results and make comparisons of operating results among peer companies more meaningful. Management continually evaluates the usefulness, relevance, limitations, and calculation of the Company’s reported non-GAAP performance measures to determine how best to provide relevant information to the public, and thus such reported measures could change. The non-GAAP financial measures used herein are Net operating income (“NOI”), Funds from operations (“FFO”), Core funds from operations (“Core FFO”), and Adjusted funds from operations (“AFFO”).

As a result of our three segments, Master Planned Communities, Operating Assets and Strategic Developments, being managed separately, we use different operating measures to assess operating results and allocate resources among these three segments. The one common operating measure used to assess operating results for our business segments is earnings before tax ("EBT"). EBT, as it relates to each business segment, represents the revenues less expenses of each segment, including interest income, interest expense and Equity in earnings of real estate and other affiliates. EBT excludes corporate expenses and other items that are not allocable to the segments. We present EBT because we use this measure, among others, internally to assess the core operating performance of our assets. However, EBT should not be considered as an alternative to GAAP net income.

	Three Months Ended September 30,
	(Unaudited)
	2018	2017	$ Change	2018	2017	$ Change	2018	2017	$ Change	2018	2017	$ Change
(In thousands)	Operating			MPC			Strategic			Consolidated
Total revenues	$101,000	$79,533	$21,467	$143,135	$64,929	$78,206	$13,025	$114,274	$(101,249)	$257,160	$258,736	$(1,576)
Total operating expenses	59,779	41,837	(17,942)	70,237	37,223	(33,014)	19,302	91,080	71,778	149,318	170,140	20,822
Segment operating income (loss)	41,221	37,696	3,525	72,898	27,706	45,192	(6,277)	23,194	(29,471)	107,842	88,596	19,246
Depreciation and amortization	(28,329)	(33,885)	5,556	(79)	(76)	(3)	(472)	(18)	(454)	(28,880)	(33,979)	5,099
Interest (expense) income, net	(18,891)	(15,940)	(2,951)	6,626	6,355	271	4,319	6,983	(2,664)	(7,946)	(2,602)	(5,344)
Other (loss) income, net	(2,887)	(249)	(2,638)	18	—	18	(450)	122	(572)	(3,319)	(127)	(3,192)
Equity in earnings (loss) from real estate and other affiliates	(529)	317	(846)	9,454	6,480	2,974	(316)	670	(986)	8,609	7,467	1,142
Gains on sales of properties	—	—	—	—	—	—	—	237	(237)	—	237	(237)
Segment EBT	$(9,415)	$(12,061)	$2,646	$88,917	$40,465	$48,452	$(3,196)	$31,188	$(34,384)	$76,306	$59,592	$16,714

					Corporate expenses and other items					52,459	49,076	(3,383)
					Net income					$23,847	$10,516	$13,331
					Net income attributable to noncontrolling interests					(482)	(12)	(470)
					Net income attributable to common stockholders					$23,365	$10,504	$12,861

	Nine Months Ended September 30,
	(Unaudited)
	2018	2017	$ Change	2018	2017	$ Change	2018	2017	$ Change	2018	2017	$ Change
(In thousands)	Operating			MPC			Strategic			Consolidated
Total revenues	$285,481	$243,498	$41,983	$261,665	$211,711	$49,954	$52,698	$343,928	$(291,230)	$599,844	$799,137	$(199,293)
Total operating expenses	149,169	123,879	(25,290)	143,608	113,171	(30,437)	70,225	264,524	194,299	363,002	501,574	138,572
Segment operating income (loss)	136,312	119,619	16,693	118,057	98,540	19,517	(17,527)	$79,404	(96,931)	236,842	297,563	(60,721)
Depreciation and amortization	(79,190)	(88,918)	9,728	(245)	(247)	2	(2,650)	(1,177)	(1,473)	(82,085)	(90,342)	8,257
Interest (expense) income, net	(52,886)	(46,004)	(6,882)	19,826	17,902	1,924	18,260	18,321	(61)	(14,800)	(9,781)	(5,019)
Other (loss) income, net	(2,723)	(265)	(2,458)	18	—	18	(77)	137	(214)	(2,782)	(128)	(2,654)
Equity in earnings (loss) from real estate and other affiliates	1,056	3,739	(2,683)	34,682	21,552	13,130	3,556	530	3,026	39,294	25,821	13,473
Gains on sales of properties	—	—	—	—	—	—	—	32,452	(32,452)	—	32,452	(32,452)
Segment EBT	$2,569	$(11,829)	$14,398	$172,338	$137,747	$34,591	$1,562	$129,667	$(128,105)	$176,469	$255,585	$(79,116)

					Corporate expenses and other items					156,667	236,290	79,623
					Net income					$19,802	$19,295	$507
					Net income attributable to noncontrolling interests					(51)	(12)	(39)
					Net income attributable to common stockholders					$19,751	$19,283	$468

NOI

We believe that NOI is a useful supplemental measure of the performance of our Operating Assets portfolio because it provides a performance measure that, when compared year over year, reflects the revenues and expenses directly associated with owning and operating real estate properties and the impact on operations from trends in rental and occupancy rates and operating costs. We define NOI as operating revenues (rental income, tenant recoveries and other revenue) less operating expenses (real estate taxes, repairs and maintenance, marketing and other property expenses, including our share of NOI from equity investees). NOI excludes straight-line rents and amortization of tenant incentives, net interest expense, ground rent amortization, demolition costs, amortization, depreciation and development-related marketing. All management fees have been eliminated for all internally-managed properties. We use NOI to evaluate our operating performance on a property-by-property basis because NOI allows us to evaluate the impact that property-specific factors such as lease structure, lease rates and tenant base have on our operating results, gross margins and investment returns. Variances between years in NOI typically result from changes in rental rates, occupancy, tenant mix and operating expenses. Although we believe that NOI provides useful information to investors about the performance of our Operating Assets, due to the exclusions noted above, NOI should only be used as an additional measure of the financial performance of the assets of this segment of our business and not as an alternative to GAAP net income (loss). For reference, and as an aid in understanding our computation of NOI, a reconciliation of Operating Assets EBT to Operating Assets NOI has been presented in the table below.

	Three Months Ended September 30,		Nine Months Ended September 30,
	(Unaudited)		(Unaudited)
(In thousands)	2018	2017	2018	2017
Total Operating Assets segment EBT (a)	$(9,415)	$(12,061)	$2,569	$(11,829)

Add Back:
Depreciation and amortization	28,329	33,885	79,190	88,918
Interest expense (income), net	18,891	15,940	52,886	46,004
Equity in earnings (loss) from real estate and other affiliates	529	(317)	(1,056)	(3,739)
Straight-line rent revenue	(3,632)	(1,421)	(9,551)	(5,198)
Other	3,098	290	2,820	348
Total Operating Assets NOI - Consolidated	37,800	36,316	126,858	114,504

Dispositions:
Cottonwood Square	—	(165)	—	(500)
Park West	—	8	—	61
Total Operating Asset Dispositions NOI	—	(157)	—	(439)

Consolidated Operating Assets NOI excluding properties sold or in redevelopment	$37,800	$36,159	$126,858	$114,065

Company's Share NOI - Equity investees	891	1,186	2,130	3,315

Distributions from Summerlin Hospital Investment	—	—	3,435	3,383

Total NOI	$38,691	$37,345	$132,423	$120,763

(a) EBT excludes corporate expenses and other items that are not allocable to the segments. Prior periods have been adjusted to be consistent with the current year presentation.

FFO, Core FFO, and Adjusted FFO (AFFO)

FFO is defined by the National Association of Real Estate Investment Trusts (NAREIT) as net income calculated in accordance with GAAP, excluding gains or losses from real estate dispositions, plus real estate depreciation and amortization and impairment charges (which we believe are not indicative of the performance of our operating portfolio). We calculate FFO in accordance with NAREIT’s definition. Since FFO excludes depreciation and amortization, gains and losses from depreciable property dispositions and impairments, it can provide a performance measure that, when compared year over year, reflects the impact on operations from trends in land sales prices, occupancy rates, rental rates, operating costs, acquisition and development activities, and financing costs. This provides a perspective of our financial performance not immediately apparent from net income determined in accordance with GAAP. Core FFO is calculated by adjusting FFO to exclude the impact of certain non-cash and/or nonrecurring income and expense items, as set forth in the calculation below. These items can vary greatly from period to period, depending upon the volume of our acquisition activity and debt retirements, among other factors. We believe that by excluding these items, Core FFO serves as a useful, supplementary measure of the ongoing operating performance of our core operations, and we believe it is used by investors in a similar manner. Finally, AFFO adjusts our Core FFO operating measure to deduct cash spent on recurring tenant improvements and capital expenditures of a routine nature as well as leasing commissions to present an adjusted measure of Core FFO. Core FFO and AFFO are non-GAAP and non-standardized measures and may be calculated differently by other peer companies.

While FFO, Core FFO, AFFO and NOI are relevant and widely used measures of operating performance of real estate companies, they do not represent cash flows from operations or net income as defined by GAAP and should not be considered an alternative to those measures in evaluating our liquidity or operating performance. FFO, Core FFO, AFFO and NOI do not purport to be indicative of cash available to fund our future cash requirements. Further, our computations of FFO, Core FFO, AFFO and NOI may not be comparable to those reported by other real estate companies. We have included a reconciliation of FFO, Core FFO and AFFO to GAAP net income below. Non-GAAP financial measures should not be considered independently, or as a substitute, for financial information presented in accordance with GAAP.

	Three Months Ended September 30,		Nine Months Ended September 30,
	(Unaudited)		(Unaudited)
(In thousands)	2018	2017	2018	2017
Net (loss) income attributable to common shareholders	$23,365	$10,504	$19,751	$19,283
Add:
Segment real estate related depreciation and amortization	28,880	33,979	82,085	90,342
Gains on sales of properties	—	(237)	—	(32,452)
Income tax expense (benefit) adjustments - deferred
Gains on sales of properties	—	83	—	12,164
Reconciling items related to noncontrolling interests	482	12	51	12
Our share of the above reconciling items included in earnings from unconsolidated joint ventures	1,186	963	3,871	2,896
FFO	$53,913	$45,304	$105,758	$92,245

Adjustments to arrive at Core FFO:
Acquisition expenses	$—	$—	$—	$32
Loss on redemption of senior notes due 2021	—	—	—	46,410
Gain on acquisition of joint venture partner's interest	—	—	—	(5,490)
Warrant loss	—	—	—	43,443
Severance expenses	139	361	420	2,449
Non-real estate related depreciation and amortization	2,243	1,920	6,313	5,851
Straight-line amortization	(3,676)	(2,257)	(10,104)	(6,903)
Deferred income tax expense (benefit)	7,179	6,897	4,621	19,280
Non-cash fair value adjustments related to hedging instruments	(394)	68	(1,262)	399
Share based compensation	2,877	1,663	8,231	5,352
Other non-recurring expenses (development related marketing and demolition costs)	10,053	6,041	36,650	15,090
Our share of the above reconciling items included in earnings from unconsolidated joint ventures	191	132	441	423
Core FFO	$72,525	$60,129	$151,068	$218,581

Adjustments to arrive at AFFO:
Tenant and capital improvements	$(1,519)	$(3,541)	$(10,684)	$(10,156)
Leasing Commissions	(244)	(738)	(1,694)	(2,027)
AFFO	$70,762	$55,850	$138,690	$206,398

FFO per diluted share value	$1.24	$1.05	$2.44	$2.14

Core FFO per diluted share value	$1.67	$1.39	$3.49	$5.07

AFFO per diluted share value	$1.63	$1.29	$3.20	$4.79